FOR IMMEDIATE RELEASE

inContact Closes $8.4 million Common Stock Offering

SALT LAKE CITY – December 21, 2009 – inContact, Inc. (NASDAQ: SAAS) (www.inContact.com), the market leader in on-demand call center software and call center agent optimization tools, announced today that it has entered into a definitive agreement and has closed a private placement financing with an institutional investor. Through a transaction executed today, inContact issued 3,428,571 shares of common stock at a price of $2.45 per share resulting in gross proceeds to the company of $8.4 million.

Net proceeds to inContact after deducting placement agent fees were approximately $7.9 million. The Company intends to use the net proceeds for general corporate purposes and working capital requirements.

inContact granted registration rights for the common shares and expects to file a registration statement with the Securities and Exchange Commission in the first quarter of 2010.

The securities being sold have not been registered under the Securities Act of 1933, or any state securities laws and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

RBC Capital Markets Corporation acted as the sole placement agent for the offering.

About inContact

inContact, Inc.® (NASDAQ: SAAS) provides the market’s leading on-demand customer call center software platform, inContact, to more than 650 call centers across the globe. With its roots in telecommunications and network infrastructure, inContact is unique in its offering because it combines a powerful connectivity backbone with a world-class call center software platform. Companies with call centers of all sizes have turned to inContact to address their call handling needs as well as to manage and improve their agent workforces. The inContact platform has grown from a powerful Automated Call Distributor (ACD) with skills-based routing, Computer Telephony Integration (CTI), and Interactive Voice Response (IVR) with speech recognition, to include an innovative online hiring solution, an eLearning and communications application, call center workforce management functionality, and a customer feedback and survey solution. Because the inContact software platform is delivered via a Software-as-a-Service (SaaS) model, customers can realize significant cost savings and flexibility compared to premises-based alternatives. To learn more about inContact, visit www.inContact.com.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements. (For the complete statement, please click here.)

Media Contact: Heather Hurst Communications Director 801-320-3591 heather.hurst@inContact.com	Investor Contact: Neal Feagans Feagans Consulting 303-449-1184

inContact® is the registered trademark of inContact, Inc. All other marks are the property of their respective owners.